Exhibit 99.1

Press Release

Bio-Rad's Chief Operating Officer Andrew Last to Retire

HERCULES, Calif.— April 10, 2024 -- Bio-Rad Laboratories, Inc. (NYSE: BIO and BIO.B), a global leader in life science research and clinical diagnostics products, today announced that Dr. Andrew Last, Executive Vice President and Chief Operating Officer, is planning to retire by early September of 2024. Dr. Last will remain part of Bio-Rad’s executive leadership team to ensure a smooth transition while the company conducts a search for his successor.

Dr. Last joined Bio-Rad in April of 2019 with over 30 years of experience in global operations management spanning the life sciences.

“Andy’s extensive operations experience, technical acumen, and leadership abilities have been invaluable to Bio-Rad over the past five years,” said Norman Schwartz, Bio-Rad President and CEO. “We have made significant progress on our transformational objectives, including cost structure, core processes, and supply chain improvements, while effectively navigating various macroeconomic challenges.”

Dr. Last stated, “When I reflect on my tenure at Bio-Rad, I am most proud of the team we have built and the operations and management systems we have put in place. I am confident that these accomplishments have positioned Bio-Rad well for the next phase of its continued journey of transformation and growth.”

About Bio-Rad

Bio-Rad Laboratories, Inc. (NYSE: BIO and BIO.B) is a leader in developing, manufacturing, and marketing a broad range of products for the life science research and clinical diagnostics markets. Based in Hercules, California, Bio-Rad operates a global network of research, development, manufacturing, and sales operations with over 8,000 employees and $2.7 billion in revenues in 2023. Our customers include universities, research institutions, hospitals, food safety and environmental quality laboratories, and biopharmaceutical companies. Together, we develop innovative, high-quality products that advance science and save lives. To learn more, visit bio-rad.com.

Investor Contact:
Edward Chung, Investor Relations
510-741-6104
ir@bio-rad.com

Media Contact:
Anna Gralinska, Corporate Communications
510-741-6643
cc@bio-rad.com
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